Exhibit 5.3

October 20, 2016

Revlon Consumer Products Corporation,

a Delaware corporation

One New York Plaza

New York, New York 10004

Ladies and Gentlemen:

We have acted as special counsel in the State of California (the “State”) to Creative Nail Design, Inc., a California corporation (the “California Subsidiary”), in connection with the following (collectively referred to herein as the “Transaction Documents”):

(a)	that certain Indenture dated August 4, 2016 (the “Indenture”), by and between Revlon Escrow Corporation, a Delaware corporation (“Escrow Issuer”); and U.S. Bank National Association (the “Trustee”); and

(b)	that certain Supplemental Indenture dated September 7, 2016, by the California Subsidiary for the benefit of the Holders of the Securities, as each such term is defined in the Indenture (the “Supplemental Indenture”).

In our capacity as counsel to the California Subsidiary, we have examined the following documents (the “Organizational Documents”):

(c)	Restated Articles of Incorporation of the California Subsidiary filed with the California Secretary of State on June 23, 1986;

(d)	Certificate of Determination of the Rights, Preferences, Privileges and Restrictions of Series A Preferred Shares of the California Subsidiary filed with the California Secretary of State on September 4, 1986;

(e)	Certificate of Amendment of Articles of Incorporation of the California Subsidiary filed with the California Secretary of State on August 15, 1988;

(f)	By-Laws of the California Subsidiary adopted by the Board of Directors of the California Subsidiary;

Revlon Consumer Products Corporation

(g)	Certificate of Good Standing with respect to the California Subsidiary issued by California Secretary of State on October 18, 2016; and

(h)	Unanimous Written Consent of the Board of Directors of the California Subsidiary.

In our capacity as counsel to the California Subsidiary, we have also examined such laws, records, documents, certificates, opinions and instruments as are applicable to the subject matter hereof and have made such appropriate inquiry of the California Subsidiary as we have deemed necessary or appropriate to render this opinion letter. Unless otherwise indicated, capitalized terms contained herein shall have the same meanings as set forth in the Transaction Documents.

A.            Assumptions. In reaching the opinions set forth below, we have assumed, without independent inquiry, and to our knowledge there are no facts inconsistent with, the following:

1.            Each natural person executing any of the Transaction Documents has the legal capacity and mental competency to do so.

2.            The terms and conditions of the transactions evidenced by the Transaction Documents as reflected therein have not been amended, modified or supplemented by any other agreement or understanding of the parties or by waiver of any of the material provisions of the Transaction Documents.

3.            All documents submitted to us as certified or photostatic copies conform to the original document and all public records reviewed and statements made by public officials are accurate and complete.

B.            Definitions. As used in this letter, the term “Our Knowledge” signifies that, in the course of our representation of the California Subsidiary, no facts have come to our attention that would give us actual knowledge, actual notice or a reasonable basis on which to believe that any such opinions or other matters are not accurate or that any of the Transaction Documents are not accurate and complete. Except as otherwise stated in this opinion, we have undertaken no investigation or verification of such matters other than inquiry of the California Subsidiary. Further, the words “Our Knowledge” and similar language used in this opinion are intended to be limited to the actual knowledge of the attorneys within our firm who have been directly involved in representing the California Subsidiary.

C.            Opinion. Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that:

1.            The California Subsidiary is a corporation, duly formed, validly existing and in good standing under the laws of the State of California.

Revlon Consumer Products Corporation

2.            The California Subsidiary has all requisite corporate power and authority necessary to execute and deliver the Transaction Documents and to carry out the transactions contemplated in the Transaction Documents.

3.            The execution, delivery and performance of the Transaction Documents have been duly authorized by all requisite action on the part of the California Subsidiary, and the Guarantee, as defined in Section 10.01 of the Indenture, and undertaken by the California Subsidiary pursuant to Section 2 of the Supplemental Indenture, constitutes the valid obligation of the California Subsidiary.

4.            The execution and delivery of the Supplemental Indenture by the California Subsidiary and the performance by the California Subsidiary of its obligations thereunder (including with respect to the Guarantee) do not and will not conflict with or constitute a breach or default under, or a violation of, (i) the articles of incorporation or bylaws of the California Subsidiary or (ii) any statute or governmental rule or regulation of the State of California which, in our experience, is normally applicable both to general business corporations that are not engaged in regulated business activities and to transactions of the type contemplated by the Registration Statement.

5.            No consent, approval, authorization or order of any court or governmental authority of the State of California is required for the issuance of the Guarantee by the California Subsidiary pursuant to the terms of the Indenture, except such as may be required under “blue sky” laws of the State of California (and the rules and regulations thereunder), as to which we express no opinion in this paragraph.

D.            Qualifications. The foregoing opinions are subject to the following qualifications:

1.            We express no opinion regarding the enforceability of any of the Transaction Documents or their compliance with any applicable federal or state securities laws.

2.            We have not examined any documents or other information concerning the businesses or financial resources of the California Subsidiary and do not express any opinion as to the accuracy or completeness or any information with respect to the California Subsidiary that may have been relied upon by you in making your decision to proceed with the transactions contemplated by the Transaction Documents.

3.            We are licensed to practice law only in the State of California and we express no opinion with respect to the effect of any laws other than the laws of the State of California and applicable laws of the United States. In particular, we express no opinion with respect to the effect of the laws of the State of New York as applied to any of the Transaction Documents. We are unable to advise you as to whether the provisions and interpretations of the applicable law upon which our opinions are based will hereafter be revised and modified to an extent that would materially alter our opinions as set forth above.

Revlon Consumer Products Corporation

4.            This opinion letter is rendered for the sole benefit of the addressee hereof, and no other person or entity is entitled to rely hereon, except for any successor and assigns thereof and except that Paul, Weiss, Rifkind, Wharton & Garrison LLP may rely upon this opinion in connection with the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP to be rendered in connection with the Registration Statement. Copies of this opinion letter may not be made available, and this opinion letter may not be quoted or referred to in any other document made available, to any other person or entity without our prior written consent except for any successor and assigns of the addressee hereof.

5.            This opinion is rendered as of its date, and we express no opinion as to circumstances or events which may occur subsequent to such date.

Revlon Consumer Products Corporation

We hereby consent to the filing of this opinion with the Commission in connection with the filing of the Registration Statement and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Lubin, Olson & Niewiadomski LLP
LUBIN, OLSON & NIEWIADOMSKI LLP